Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of BG Staffing, Inc. of our report dated March 6, 2017, relating to our audits of the consolidated financial statements as of December 25, 2016 and December 27, 2015 and for each of the years in the three year period ended December 25, 2016, which appears in the Annual Report on Form 10-K of BG Staffing, Inc. for the year ended December 25, 2016. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement on Form S-3.

/s/ Whitley Penn LLP

Dallas, Texas
December 14, 2017